UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 1, 2011

Date of Report (Date of earliest event reported)

Medicis Pharmaceutical Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-14471	52-1574808
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7720 North Dobson Road

Scottsdale, Arizona 85256

(Address of Principal Executive Offices) (Zip Code)

(602) 808-8800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 1, 2011, Medicis Pharmaceutical Corporation (“Medicis”) closed its sale of all issued and outstanding shares of common stock of Medicis Technologies Corporation (f/k/a LipoSonix, Inc.) (“LipoSonix”) to Solta Medical, Inc., a Delaware corporation (“Solta”), pursuant to the previously announced stock purchase agreement, dated September 12, 2011, by and between Medicis and Solta (the “Agreement”). In connection therewith, on November 1, 2011, a separate subsidiary of Medicis transferred to Solta certain assets and assigned to Solta certain agreements, in each case related to LipoSonix.

Solta paid to Medicis at the closing $15.5 million in cash, consisting of the initial purchase price of $15 million and a preliminary working capital adjustment, which adjustment remains subject to a customary post-closing review based on the amount of working capital of LipoSonix at the closing.

In addition, Solta has agreed to pay to Medicis the following contingent payments after the closing, subject to the terms and conditions of the Agreement:

(i) a one-time cash payment of up to $20 million upon approval by the U.S. Food and Drug Administration (“FDA”) of a specified LipoSonix product prior to October 1, 2012 (the FDA approval was obtained in late October 2011, as a result of which Solta is required to make the $20 million payment to Medicis on or prior to November 19, 2011); and

(ii) additional contingent cash and milestone payments, which will expire after approximately seven years, based upon, among other things, the achievement of year-to-year increases and specified targets in the adjusted net sales and adjusted gross profits of such LipoSonix products.

At the closing, Solta also assumed the contingent payment obligations of Medicis with respect to the former shareholders of LipoSonix, Inc. pursuant to the Agreement and Plan of Merger among Medicis, LipoSonix, Inc. and the other parties thereto dated as of June 16, 2008.

Indemnification and Right to Set-off. The Agreement provides that, following the closing, Medicis will indemnify Solta for breaches of Medicis’ representations and warranties and covenants and agreements as well as certain other specified matters, subject to certain limitations set forth therein, including, among other things, limitations on the period during which Solta may make claims for indemnification and limitations on the amounts for which Medicis may be liable. The Agreement further provides that, subject to certain limitations, Solta will be entitled to offset its indemnifiable losses against future contingent payments payable to Medicis under the Agreement.

The Agreement further provides that, following the closing, Solta will indemnify Medicis for breaches of Solta’s representations and warranties and covenants and agreements as well as certain other specified matters, subject to certain limitations set forth in the Agreement.

Medicis expects to file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for its quarter ended September 30, 2011.

Forward Looking Statements:

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements, including the occurrence and timing of future financial payments pursuant to the Agreement and the effect of the transactions contemplated by the Agreement are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in Medicis’ most recent Annual Report on Form 10-K for the year ended December 31, 2010, and other documents Medicis files with the Securities and Exchange Commission.

Forward-looking statements represent the judgment of Medicis management as of the date of this Current Report on Form 8-K, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.

Item 9.01.	Financial Statements and Exhibits.

Unaudited pro forma condensed consolidated financial statements of Medicis required by Article 11 of Regulation S-X are attached hereto as Exhibit 99.1 and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medicis Pharmaceutical Corporation

Date: November 7, 2011	By:	/s/ Seth L. Rodner
Seth L. Rodner Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements*

*	Filed herewith